UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-0318078
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NYSE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

EXPLANATORY NOTE

This Amendment No. 2 to Form 8-A is filed by Clear Channel Outdoor Holdings, Inc. (the “Company”) to reflect the expiration of the rights (the “Rights”) to purchase from the Company one one-thousandth of a share of Series B Preferred Stock, par value $0.01 per share, of the Company registered on the Form 8-A filed by the Company on May 19, 2020 and amended on May 14, 2021 (the “Registration Statement”).

Item 1.	Description of Registrant’s Securities to be Registered.

The Company previously filed the Registration Statement in connection with the Rights and that certain Rights Agreement dated as of May 19, 2020, as amended on May 14, 2021, between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”). In accordance with the terms of the Rights Agreement, as amended, the Rights expired on April 15, 2022. This Amendment No. 2 to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement.

Item 2.	Exhibits.

Exhibit No.	Description of Exhibit

4.1	Rights Agreement, dated as of May 19, 2020, between Clear Channel Outdoor Holdings, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 19, 2020).

4.2	Amendment No. 1 to Rights Agreement, dated as of May 14, 2021, between Clear Channel Outdoor Holdings, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 14, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/s/ Brian D. Coleman
Name:	Brian D. Coleman
Title:	Chief Financial Officer and Treasurer

Date: May 23, 2022